Exhibit 99.3 - Trustee Compensation Report



                                 LAW DEBENTURE
                                 -------------
                    LAW DEBENTURE TRUST COMPANY OF NEW YORK
                767 Third Avenue, 31st Floor, New York, NY 10017
                 Telephone: (212) 750-6474  Fax: (212) 750-1361
                           Email: new.york@lawdeb.com

June 30, 2005



   Hartford Life Global Funding Trust 2005-010 - Trustee Compensation Report



During the period concluded on June 15, 2005, the total amount of fees received by the Indenture Trustee was as follows:

        1. An annual administration fee of $1,000 paid by Hartford Life Insurance Company under its expense and indemnity agreement with respect to the above trust.


        2. No compensation, fees or other payments were received from any trust.


LAW DEBENTURE TRUST COMPANY OF NEW YORK
767 Third Avenue - 31st Floor
New York, NY 10017

/s/ Adam Berman

Name: Adam Berman
Title: Vice President